Exhibit 10.62
AMENDED AND RESTATED GROUND LEASE AGREEMENT
     This Amended and Restated Ground Lease Agreement (this “Lease”) made and entered into this 29th day of August, 2003, by and between (i) PAUL J. KLAASSEN AND TERESA M. KLAASSEN (hereinafter together referred to as “Lessor”), and (ii) SUNRISE FAIRFAX ASSISTED LIVING, L.L.C., a Virginia limited liability company (hereinafter referred to as “Lessee”).
RECITALS
     A. Lessor is the sole owner of certain real property (the “Original Property”) as described in that certain Amended and Restated Lease Agreement and Assignment of Leasehold Right (the “Ground Lease”) entered into as of the 6th day of June, 1994 and recorded among the land records of Fairfax County, Virginia in Deed Book 9147 at page 1757, by and among Barbara M. Volentine and Teresa M. Klaassen, as beneficiaries of the Residuary Estate of the Last Will and Testament of Eldon J. Merritt, and Lowell John Johnson, Jr., the Executor of the Estate of Eldon J. Merritt, as lessor (the “Estate”), Sunrise Assisted Living Limited Partnership, as new lessee and assignee, Assisted Living — Fairfax Associates, as current lessee and assignor, Sunrise Foundation, Inc. (now known as “Sunrise Assisted Living Foundation” and hereinafter referred to as the “Foundation”), as sublessee, and Paul J. Klaassen and Teresa M. Klaassen, as original lessee.
     B. By Special Warranty Deed made as of July 3, 1996, the Estate did convey unto Lessor the Original Property subject to the Ground Lease.
     C. By a First Amendment to Amended and Restated Lease Agreement and Assignment of Leasehold Right dated May 8, 2001 and recorded on May 11, 2001 in Deed Book 11897 at page 1595, all right, title and interest of Sunrise Assisted Living Limited Partnership, as lessee under the Ground Lease, was assigned to Lessee.
     D. The Foundation was a subtenant under the Ground Lease, pursuant to which the Foundation occupied a portion of the Original Property (the “Subleased Premises”).
     E. Pursuant to that certain plat attached to Deed of Subdivision (the “Subdivision Plat”) dated as of March 14, 2003, and recorded in Deed Book 14587 at page 1319, the Original Property was subdivided into two (2) parcels. One parcel is the portion of the Original Property occupied by Lessee and not subject to the sublease to the Foundation. The second parcel is the same as the Subleased Premises. As a result of the Subdivision Plat, the Original Property may be leased separately to each of the Lessee and the Foundation.
     F. The parties hereto desire to amend and restate the Ground Lease in order to create two separate, independent leasehold estates, one with Lessee hereunder as lessee (“Parcel One”), and the other with the Foundation as Lessee of the Subleased Premises (“Parcel Two”). Lessor is simultaneously with the execution hereof entering into a direct ground lease with the Foundation.

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and conditions contained herein, and other good and valuable consideration, the parties hereto do agree as follows:
     1. Premises. That certain real property located in Fairfax, Virginia, as more particularly described in Exhibit A hereto, together with all existing easements and covenants (the “Property”), together with a non-exclusive right with the Foundation to use all common areas on Parcel One and Parcel Two as shall be designated by Lessor (the “Common Areas”). The use and maintenance of the Common Areas shall be subject to such rules as shall be mutually agreed by Lessor, Lessee and the Foundation.
     2. Term and Rent. Lessor leases the Property for a term (the “Lease Term”) commencing on the date hereof (the “Commencement Date”) and ending on the 31st day of May, 2085, at 12:00 midnight, at a monthly rental of $12,926.42 plus “CPI adjustment” (“defined below), payable on the first day of each month for that month’s rental, during the term of this Lease. The rent payable under this Agreement shall be subject to annual cost of living adjustments (the “CPI adjustment”) in accordance with the following provisions: (a) the Consumer Price Index for urban wage earners and clerical workers, U.S. city average all items, as promulgated by the Bureau of Labor statistics of the U.S. Department of Labor, for the month of December, 2002 shall be designated the Base Price Index; (b) promptly after December 31 2003, and after December 31 of each year thereafter, the rent shall be adjusted so that the ratio of the Price Index for January following December 31 of each such year to the adjusted rental (to be paid) shall be the same as the ratio of the Base Price Index to the rent (then being paid); (c) no adjustment shall reduce the adjusted rental to be paid below the rent then being paid. All rental payments shall be made to Lessor at such place as Lessor may from time to time designate. It is the intention of the parties hereto that the rent herein specified shall be net to the Lessor in each year during the term of this Lease; that all costs, expenses, and obligations of every kind relating to the Property (unless otherwise specifically provided herein) which may arise or become due during the term of this Lease shall be paid by the Lessee except Lessor’s rental license and that the Lessor shall be indemnified by the Lessee against such costs, expenses and obligations.
          3. Condition of Premises. Lessee accepts the Property in its present physical condition, and Lessor shall not be obligated in any way to make improvements thereto or perform any maintenance thereon, all of which Lessee agrees to do. Lessor hereby agrees that Lessee may develop the Property without the prior written consent of the Lessor. Lessee shall keep the improvements located on the Property in good condition and shall continue to use the Property throughout the Lease Term so as not to commit economic waste. Lessee further agrees to keep the Property free and clear of rubbish and refuse. Lessor grants to Lessee the right to apply for appropriate land use or zoning changes/permits and Lessor further grants to Lessee the right to convey by grant or proffer all necessary easements, rights of way or restrictions that may reasonably be required by the appropriate governmental authority or public utility provider.
          4. Repairs. Lessee shall at all times during this Lease and at its own cost and expense, repair, replace and maintain in a good, safe, and substantial condition, all buildings and any improvements, additions and alterations thereof.

          5. Taxes. Lessee shall pay all taxes, assessments, and other governmental charges and the cost of required improvements to the service road in front the Property that shall or may during the lease term be imposed on, or arise in connection with the use of the Property or any part thereof.
          6. Utilities. All applications and connections for necessary utility services on the Property shall be made in the name, and at the cost, of Lessee only, and Lessee shall be solely liable for utility charges as they become due, including those for sewer, water, oil, gas, electricity and telephone services.
          7. Insurance. During the term of this Lease and for any further time that Lessee shall hold the Property, Lessee shall obtain and maintain at its expense the following types and amounts of insurance.
               a. Fire Insurance. Lessee shall keep all buildings, improvements and equipment now on the Property or any that may hereafter be erected thereon, fully insured against loss or damage by fire or other hazard under Fire and Extended Coverage, in an approved stock insurance company for an amount acceptable to the Lessor. Lessor shall be named as an additional insured in all such policies.
               b. Personal-Injury and Property Damage Insurance. Insurance against liability for bodily injury and property damage and machinery insurance, all to be in amounts and in forms of insurance policies as may from time to time be required by Lessor, shall be provided by Lessee. Lessor shall be named as an additional insured in all such insurance policies.
          8. Unlawful or Dangerous Activity. Lessee shall neither use nor occupy the Property or any part thereof for any unlawful, disreputable, or ultrahazardous business purpose nor operate or conduct its business in a manner constituting a nuisance of any kind. Lessee shall immediately, on discovery of any unlawful, disreputable or ultrahazardous use, take action to halt such activity. Lessee agrees to maintain the Property in a lawful manner and in accordance with all applicable statutes, laws and ordinances.
          9. Default. The occurrence of any one or more of the following events shall constitute an event of default by Lessee under this Lease: If Lessee shall default in the punctual payment of the rent payable with respect to, or in the performance of any of the terms and conditions of, this Lease, provided the default in such payment shall continue for ten (10) days or the default in any such non-monetary performance shall continue for thirty (30) days; or if Lessee shall default in the observance or performance of any term, covenant or agreement contained herein and such default shall continue for more than 30 days; or if the Property shall be vacated by Lessee during the term of this Lease, and such vacation continues for more than 30 days; or if Lessee shall become insolvent (however such insolvency may be defined or evidenced), commit an act of bankruptcy, make an assignment for the benefit of creditors, or appoint a committee of creditors; or if there shall be filed by or against Lessee any petition for any relief under the bankruptcy laws of the United States as now or hereafter in effect or under any insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction now or hereafter in effect (and whether any such action or proceeding shall be at law, in equity or under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute); or if Lessee shall suspend the transaction of its usual business; or if any petition or application to any Court or tribunal, at law or equity, be filed by or against Lessee for the appointment of any receiver or any trustee for Lessee; or if any governmental authority or any court or other tribunal shall take possession or jurisdiction of, or assume control over the affairs or operations of, or a receiver shall be appointed of, any substantial part of the property of Lessee; of if there shall be convened a meeting of the creditors or principal creditors of Lessee.
          10. Remedies on Default. Upon the occurrence of any one or more of the foregoing events of default Lessee’s right of possession shall thereupon cease and determine and Lessor shall be entitled to possession of the Property and to reenter the same without further demand of rent or demand of possession of the Property, and may, forthwith recover possession thereof by whatever process of law as may be available, any notice to quit or of intention to reenter being hereby expressly waived by Lessee, or Lessor may retake possession with process of law and remove all persons and property therefrom without becoming liable in damages. In the event of such reentry or retaking, Lessee shall, nevertheless, remain liable and answerable for the full rental to the date of such retaking or recentry, and for the damages for the deficiency or loss of rent which Lessor may thereby sustain in respect of the balance of the term; and in such case, Lessor shall have the right, but shall not have the duty, to let the Property for the benefit of and as the agent for Lessee, in liquidation and discharge, in whole or in part, as the case may be, of the liability of Lessee hereunder, and such damages, at the option of Lessor, may be recovered at the time of the retaking or reentry, or in separate actions from time to time as Lessee’s obligation to pay rent would have accrued if the term had continued, or from time to time as said damages shall have been made more easily ascertainable by reletings, or such action, at the option of Lessor, may be deferred until the expiration of the term, in which latter event, the cause of action shall not be deemed to have accrued until the expiration of said term. Lessor, however, may refrain from terminating Lessee’s right of possession, and in such case, may enforce against Lessee the provisions of this Lease for the full term.
          11. Restrictions, Easements, Etc. The parties shall be bound by all existing restrictions, easements, agreements, and encumbrances of record relating to the Property, and Lessor shall not be liable to Lessee for any damages resulting from any action taken by a holder of an interest pursuant to the rights of that holder thereunder.
          12. Quiet Enjoyment. Lessor warrants that Lessee shall be granted peaceful and quiet enjoyment of the Property free from any eviction or interference by Lessor if Lessee pays the rent provided herein, and otherwise fully and punctually performs the terms and conditions imposed on Lessee.
          13. Liability of Lessor. Lessee shall be in exclusive control and possession of the Property, and Lessor shall not be liable for any injury or damages to any property or to any person on or about the Property nor for any injury or damage to any property of Lessee. Lessee agrees to make no claim against Lessor and to assume responsibility of defending, at Lessee’s expense, any claim which shall be made against Lessor by any agent, employee, licensee, or invitee of Lessee or by others claiming the right to be on or about the Property through or under Lessee for any injury, loss or damage to person or property occurring upon the Property or the approaches thereto from any cause, and to save Lessor harmless and indemnified from all loss, damage, liability, or expense incurred, suffered, or claimed by reason of Lessee’s neglect or use of the Property or the approaches thereto.
          14. Warranties of Lessor. At the commencement of the term, Lessee shall accept the buildings and improvements and any equipment in their existing condition and state of repair, and Lessee agrees that no representations, statements, or warranties, express or implied, have been made by or on behalf of Lessor in respect thereto except as contained in the provisions of this Lease, and Lessor shall in no event be liable for any defects.
          15. Waivers. The failure of Lessor to insist on a strict performance of any of the terms and conditions hereof shall be deemed a waiver of the rights of remedies that Lessor may have regarding that specific instance only, and shall not be deemed a waiver of any subsequent breach or default in any term and conditions.
          16. Surrender of Possession. Lessee shall, on the last day of the term, or on earlier termination of the Lease, peaceably and quietly surrender and deliver the Property to Lessor, including all buildings, additions, and improvements constructed or placed thereon by Lessee, except moveable trade fixtures, all in good condition and repair. Any trade fixtures or personal property not used in connection with the operation of the Property and belonging to Lessee, if not removed at the termination or default, and if Lessor shall so elect, shall be deemed abandoned and become the property of Lessor without any payment or offset therefor. Upon the termination of this Lease by any of the means provided therein, whether as a result of the expiration of time or the default of Lessee, all buildings and improvements on the Property shall become the property of Lessor.
          17. Right to Assign: Lessee shall have the right to assign or pledge all of its right, title and interest under this Lease as collateral to Lessee’s lender (“Lender”) for construction and/or permanent financing for improvements to the Property. In the event of default under the terms of any construction or permanent financing obtained by Lessee for the improvements, Lessee’s Lender or any and all assignees of Lender throughout the term of this Lease shall have the right to assign or assume this Lease without restriction. Lessee shall not amend, supplement, cancel or terminate (other than by reasons of Lessee’s default following the expiration of all cure periods, as described below) this Lease without the prior written consent of Lender. Except as provided above, this Lease may not be assigned without the prior written consent of Lessor. In the event of a default under the terms of this Lease, Lender and its assignees shall receive notice of such a default and shall be provided a thirty (30) day cure period (which shall be extended to a reasonable period in the case of defaults which are not susceptible of cure within such thirty (30) day period) in addition to any cure periods provided to Lessee under this Lease, prior to the termination of this Lease, due to a default by Lessee. Lender and/or its assignees shall have the right, but not the duty, to reinstate this Lease, following a termination resulting from Lessee’s default, upon curing any monetary and other defaults which are susceptible to cure within a reasonable period. In the event Lender becomes the lessee under this Lease, Lender’s liability shall be limited to its interest in this Lease. All rights and liabilities herein set forth are imposed upon the respective parties hereto and shall extend to and bind the parties, their heirs, executors, administrators, successors and assigns.
          18. Condemnation. In the event of condemnation of all or part of the Property by any governmental authority or public utility company or anyone else through the exercise of the right of eminent domain, the Lessor shall be entitled first to receive from the proceeds from such condemnation an amount equal to the value of the Property taken and the damages to the residue of the Property. Lessee shall be entitled to the residue of the proceeds from such condemnation. If less than 15% of the Property is so condemned, this Lease shall remain in full force and effect without any reduction in rental. If more than 15% of the Property is so condemned, Lessee shall have the option of immediately terminating this Lease or continuing the Lease on the residue of the Property on the same terms and conditions with no reduction in rental. Notice of Lessee’s election under this paragraph must be given to Lessor in writing not later than thirty (30) days after title to the property so condemned passes to the condemnor, and if such notice is not given, it shall be deemed to be an election by Lessee to continue said Lease.
          19. Entire Agreement. This Lease contains the entire agreement between the parties and cannot be changed or terminated except by a written instrument subsequently executed by the parties thereto. This Lease and the terms and conditions hereof apply to and are binding on the heirs, legal representatives, successors, and assigns of both parties.
          20. Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
          21. Time of Essence. Time is of the essence in all provisions of this Lease.
          22. Notice. All notices provided for herein shall be given in writing and sent by certified mail to the parties at their addresses as shown below:

Lessor:	Teresa M. Klaassen
Paul J. Klaassen
c/o Sunrise Assisted Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102

Lessee:	Sunrise Fairfax Assisted Living, L.L.C.
c/o Sunrise Senior Living Investments, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: James S. Pope, Vice President

          IN WITNESS WHEREOF, the parties hereto have caused this Lease Agreement to be executed on their behalf on the year and day first herein mentioned.

LESSEE: SUNRISE FAIRFAX ASSISTED LIVING, L.L.C., a Virginia limited liability company By: Sunrise Senior Living Investments, Inc., a Virginia corporation, its sole member
By:	/s/ James S. Pope
James S. Pope, Vice President

LESSOR:
/s/ Paul J. Klaassen
Paul J. Klaassen

/s/ Teresa M. Klaassen
Teresa M. Klaassen

COMMONWEALTH OF VIRGINIA	)
	)	SS.
COUNTY OF FAIRFAX	)
     On August 29, 2003, before me, Christy K. Reyes, personally appeared James S. Pope, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal

/s/ Christy K. Reyes Signature

My Commission Expires September 30, 2005	(This area for official notarial seal)

COMMONWEALTH OF VIRGINIA	)
	)	SS.
COUNTY OF FAIRFAX	)
     On August 29, 2003, before me Christy K. Reyes, personally appeared Paul J. Klaassen, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal

/s/ Christy K. Reyes Signature

My Commission Expires September 30, 2005	(This area for official notarial seal)

COMMONWEALTH OF VIRGINIA	)
	)	SS.
COUNTY OF FAIRFAX	)
     On 8/29/03, before me, Christy K. Reyes, personally appeared Teresa M. Klaassen, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal

/s/ Christy K. Reyes Signature

My Commission Expires September 30, 2005	(This area for official notarial seal)

EXHIBIT “A”
Legal Description
Lot 1, Subdivision of the Property of Paul J. Klaassen and Teresa M. Klaassen, containing 1.7146 acres (74,687 square feet), more or less, as shown on a plat attached to the Deed of Subdivision recorded in Deed Book 14587 at page 1319 among the land records of Fairfax County, Virginia.
Being further described as follows:
Lot 1, Subdivision of the Property of Paul J. Klaassen and Teresa M. Klaassen, Providence District, Fairfax County, Virginia:
“Beginning at a point in the south line of Arlington Boulevard — Route 50, said point being N 88° 46’ 50” E, 41.19 feet from the northeast corner of now-or-formerly Thompson Associates; thence with the south line of Arlington Boulevard — Route 50, N 88° 46’ 50” E, 342.25 feet to a point; thence through the property of Paul J. Klaassen and Teresa M. Klaassen, S 22° 48’ 13” E, 127.51 feet to a point; thence S 11° 07’ 26” W, 181.41 feet to a point; thence S 89° 39’ 31” W, 70.61 feet to a point; thence N 52° 20’ 24” W, 157.74 feet to a point; thence N 40° 40’ 54” W, 41.37 feet to a point; thence S 49° 19’ 06” W, 25.56 feet to a point; thence N 41° 29’ 52” W, 59.99 feet to a point; thence N 48° 41’ 17” E, 29.82 feet to a point; thence N 51° 02’ 11” W, 123.94 feet to a point; thence N 01° 41’ 32” W, 35.06 feet to the point of beginning and containing an area of 74,687 square feet or 1.7146 acres, more or less.”